MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
1st QUARTER 2007 RESULTS ANNOUNCED

New Berlin, WI (May 9, 2007). Merchants & Manufacturers Bancorporation, Inc. (“Merchants”) announced net income of $1.3 million, or $0.35 per diluted share, for the three months ended March 31, 2007 compared to $1.0 million, or $0.28 per diluted share for the three months ended March 31, 2006, representing a 24.3% increase in net income.

The increase in earnings for the quarter ended 2007 compared to the quarter ended 2006 is attributable to a decrease in noninterest expense during the quarter partially offset by a decrease in noninterest income. Earnings were also negatively affected by a decline in the net interest margin to 3.30% for the quarter ended March 31, 2007 compared to 3.42% for the same period in the prior year. The decrease in our net interest margin is due to an increased cost of funds and competitive pressure on loan pricing.

Merchants’ total assets decreased 0.3% from $1.51 billion at December 31, 2006, to $1.50 billion at March 31, 2007. Gross loans decreased 2.0% from $1.21 billion at December 31, 2006, to $1.18 billion at March 31, 2007. Total deposits grew 1.1% from $1.17 billion at December 31, 2006 to $1.18 billion at March 31, 2007 due to an increase in certificates of deposit and savings, partially offset by a decrease in brokered deposits and non-interest bearing deposits.

Michael J. Murry, Chairman, stated, “We continue to be in a difficult operating environment relative to net interest margin. The negative yield curve that has been in place for the last three quarters continued to raise our cost of funds and decrease our net interest margin during the first quarter. In addition, loan pricing has become increasingly difficult which led to a decrease in loan volume in the first quarter. During the first quarter we were able to offset this impact by significantly reducing operating expenses.

Moving forward we plan to implement the elements of our long-term strategic plan which we outlined in previous announcements on January 9, 2007 and May 7, 2007.”

Net interest income was $11.2 million for the first quarter of 2007 compared to $11.3 million for the first quarter of 2006. The net interest margin was 3.30% for the quarter ended March 31, 2007 compared to 3.42% for the same period last year. Our net interest margin has continued to decrease due to an increased cost of funds as a result of growth in relatively high cost deposits as well as additional competitive pressure on loan pricing which has made it difficult to increase loan volume.

Merchants’ provision for loan losses was $450,000 for the three months ended March 31, 2007 compared to $390,000 for the same period in the prior year. The ratio of allowance for loan losses to total loans was 1.05% and 1.02% at March 31, 2007 and 2006, respectively. The ratio of allowance for loan losses to non-performing loans was 79.21% at March 31, 2007 compared to 160.76% at March 31, 2006. The ratio of non-performing assets to total assets equaled 1.16% at March 31, 2007 compared to 0.56% at March 31, 2006.

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Merchants & Manufacturers Bancorporation, Inc.

Press Release - 3/31/07

Non-interest expense for the three months ended March 31, 2007 was $12.4 million compared to $13.3 million for the same period in the prior year, a decrease of 6.7%. Salaries and employee benefits decreased $741,000 for the quarter. Occupancy expenses for the first quarter of 2007 were $2.0 million compared to $1.8 million, an increase of 11.0%. The increase in occupancy expenses reflects the increased costs associated with opening three new branches in the third and fourth quarter of 2006. Most other operating expenses continue to trend down.

UNAUDITED	Three Months Ended March 31,
	2007	2006	Change
(Dollars In Millions, Except Per Share Amounts)
Net Income	$1.278	$1.028	24.32%
Basic EPS	$0.35	$0.28	25.00%
Diluted EPS	$0.35	$0.28	25.00%

Merchants & Manufacturers Bancorporation, Inc. is a financial holding company headquartered in New Berlin, Wisconsin, a suburb of Milwaukee. Through our Community Financial Group network, we operate seven banks in Wisconsin (Community Bank Financial, Fortress Bank, Franklin State Bank, Grafton State Bank, Lincoln State Bank, The Reedsburg Bank and Wisconsin State Bank), one bank in Minnesota (Fortress Bank Minnesota) and one bank in Iowa (Fortress Bank Cresco). Our banks are separately chartered with each having its own name, management team, board of directors and community commitment. Together, our banks operate 50 offices in the communities they serve with more than 100,000 clients and total assets of $1.5 billion. In addition to traditional banking services, our Community Financial Group network also provides our clients with a full range of financial services including investment and insurance products, residential mortgage services, private banking capabilities and tax consultation and tax preparation services. Merchants’ shares trade on the Over-the-Counter Bulletin Board under the symbol “MMBI.”

Certain statements contained in this press release constitute or may constitute forward-looking statements about Merchants which we believe are covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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Merchants & Manufacturers Bancorporation, Inc.

Press Release - 3/31/07

This release contains forward-looking statements concerning the Corporation’s prospects that are based on the current expectations and beliefs of management. When used in written documents, the words anticipate, believe, estimate, expect, objective and similar expressions are intended to identify forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks and uncertainties, many of which are beyond the Corporation’s control, that could cause the Corporation’s actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of the Corporation: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; disintermediation; the cost of funds; general market rates of interest; interest rates or investment returns on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Corporation’s loan and investment portfolio; and the timing and results of the Corporation's strategic initiatives discussed in this release. Such uncertainties and other risk factors are discussed further in the Corporation's filings with the Securities and Exchange Commission. The Corporation undertakes no obligation to make any revisions to forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

For more information contact:

Michael J. Murry, Chairman of the Board of Directors - (414) 425-5334
Frederick R. Klug, Executive Vice President and Chief Financial Officer - (262) 827-5632

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Merchants & Manufacturers Bancorporation, Inc.

Press Release - 3/31/07

UNAUDITED
	At or for the Three Months Ended March 31,
	2007	2006	% Change
	(Amounts In Thousands, Except Share and Per Share Amounts)
For the Period:

Interest Income	$23,808	$21,336	11.59%
Interest Expense	12,566	10,018	25.43%
Net Interest Income	11,242	11,318	(0.67%)

Provision for Loan Losses	450	390	15.38%

Non-Interest Income	3,497	3,767	(7.17%)
Non-Interest Expense	12,369	13,256	(6.69%)
Income Before Income Taxes	1,920	1,439	33.43%
Income Taxes	642	411	56.20%
Net Income	$1,278	$1,028	24.32%

Per Share:

Net Income (basic)	$0.35	$0.28	25.00%
Net Income (diluted)	$0.35	$0.28	25.00%
Book Value	$25.88	$25.23	2.55%
Dividends Declared	$0.18	$0.18	0.00%

Average Shares Outstanding (basic)	3,665,854	3,701,770
Average Shares Outstanding (diluted)	3,669,039	3,710,873
Ending Shares Outstanding	3,661,857	3,702,180

End of Period:	3/31/07	12/31/06	% Change

Assets	$1,501,627	$1,505,940	(0.29%)
Loans (gross)	1,182,075	1,206,456	(2.02%)
Allowance for Loan Losses	12,468	12,798	(2.58%)
Deposits	1,178,088	1,165,237	1.10%
Shareholders’ Equity	94,757	94,297	0.49%

Key Ratios:	3/31/07	3/31/06

Net Interest Margin	3.30%	3.42%
Return on Average Assets	0.35%	0.28%
Return on Average Common Equity	5.42%	4.37%

Shareholders Equity to Assets Ratio	6.31%	6.29%
Tier 1 Capital to Average Assets Ratio	6.28%	6.33%

Non-performing Loans/Total Loans	1.33%	0.64%
Non-performing Assets/Total Assets	1.16%	0.56%
Allowance for Loan Losses/ Non-performing Loans	79.21%	160.76%